Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 25, 2013

Registration Statement No. 333-167489

ASF RETAIL SECURITIZATION JANUARY 2013

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

DISCUSSION AGENDA Business Update 3 Retail Securitization R-1 FCAR ABCP FC-1 Lease Securitization L-1 Floorplan Securitization F-1 1. 2. 3. 4. 5.

Ford Credit has been originating retail installment contracts for over 50 years -- as of September 30, 2012, Ford Credit’s portfolio included over 2 million U.S. retail contract customers Ford Credit has extensive experience in the securitization of U.S. retail contracts through various channels, including: Public transactions (over 60 since 1989) Private transactions FCAR, our single seller ABCP conduit (since 1996) Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate Structural elements have remained consistent over time -- same structure in place for over 15 years RETAIL SECURITIZATION OVERVIEW

 RETAIL SECURITIZATION BUSINESS UPDATE Number of Receivables Originated U.S. Financing Share* * These data include Ford, Lincoln and Mercury brands only Ford Credit's financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in Ford Credit’s origination volumes starting in 2010 reflect an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by Ford-sponsored marketing programs that favor Ford Credit Source: Ford Credit 10-K 38% 39% 29% 32% 36% 2007 2008 2009 2010 2011 845,660 754,633 519,452 575,266 658,372 2007 2008 2009 2010 2011

RETAIL SECURITIZATION PORTFOLIO CREDIT METRICS Weighted Average FICO ® at Origination Net Losses as a % of the Average Portfolio Outstanding Average Net Loss on Charged-Off Contracts Repossessions as a % of the Average Number of Contracts Outstanding Source: 2012-D Prospectus Supplement 706 710 719 721 730 729 2007 2008 2009 2010 2011 Sep-12 YTD 1.95% 2.39% 3.12% 2.54% 2.05% 1.55% 2007 2008 2009 2010 2011 Sep-12 YTD 0.79% 1.45% 1.53% 0.74% 0.45% 0.25% 2007 2008 2009 2010 2011 Sep-12 YTD average net loss on charged-off contracts $3,892 $6,483 $5,249 $3,047 $2,351 $1,854 2007 2008 2009 2010 2011 sep-12 ytd

 New/Used Car/Light Truck/Utility Weighted Average FICO® % of Contracts > 60 month original term RETAIL SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Source: Ford Credit Prospectuses * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Memo: FICO® less than 650 20% 21% 22% 23% 22% 20% 18% 18% 18% 19% 18% 16% 17% 19% 19% 19%

RETAIL SECURITIZATION SECURITIZATION POOL PERFORMANCE Over 10 Years Of Consistent Performance Through Multiple Cycles

Consistent structure for more than 15 years Senior/subordinate, sequential pay structure Credit enhancements in our retail securitization programs are: Subordination of junior notes Cash reserve Excess spread (used to build to a target overcollateralization) RETAIL SECURITIZATION TRANSACTION STRUCTURE % of Initial Adjusted Pool Balance Total Class A Enhancement ~9.5% Class A Notes ("AAA") 95.0% Class B Notes ("AA") 3.0% Class C Notes ("A") 2.0% Class D Notes ("BBB") 2.0% Reserve Account 0.5% Excess Spread (per annum) ~4.0% Initial Negative Overcollateralization (2.0%)

RETAIL SECURITIZATION ABS CREDIT ENHANCEMENT – ILLUSTRATION Credit Enhancement Builds Over Time % of Class A Credit Enhancement to Remaining Adjusted Pool Balance 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 Period

Rating Upgrades on Public Retail Transactions (S&P/Moody’s/Fitch) RETAIL SECURITIZATION ABS – RATING AGENCY ACTIONS * For 2009-A, 2009-B, and 2009-C no subordinated notes were structured ** Rated by DBRS not Fitch Class B Class C Class D Deal* Initial Present Initial Present Initial Present 2009-D AA/Aa2/AA** AA+/Aaa/AAA** A/A1/A** AA/Aaa/AAA** BB+/A3/BB(high)** AA-/Aaa/AAA** 2009-E AA/Aa2/NR AA+/Aaa/NR A/A1/NR AA/Aaa/NR BB+/A2/NR AA-/Aaa/NR 2010-A AA/NR/AA AA+/NR/AAA A/NR/A AA/NR/AAA BBB/NR/BBB AA-/NR/AAA 2010-B NR/Aa1/AA NR/Aaa/AAA NR/Aa2/A NR/Aaa/AAA NR/A1/BBB NR/Aaa/AAA 2011-A AA+/Aa1/AA AA+/Aaa/AAA A+/Aa2/A AA/Aaa/AA BBB+/A1/BBB AA-/Aaa/A 2011-B AA+/NR/AA AA+/NR/AA A+/NR/A AA/NR/A BBB+/NR/BBB AA-/NR/BBB 2012-A AA+/Aa1/NR AA+/Aa1/NR AA-/Aa3/NR AA-/Aa3/NR A-/A2/NR A-/A2/NR 2012-B AA+/NR/AA AA+/NR/AA AA-/NR/A AA-/NR/A BBB+/NR/BBB BBB+/NR/BBB 2012-C AA+/Aa1/NR AA+/Aa1/NR AA-/Aa2/NR AA-/Aa2/NR BBB+/A1/NR BBB+/A1/NR 2012-D AA+/NR/AA AA+/NR/AA AA-/NR/A AA-/NR/A A-/NR/BBB A-/NR/BBB

RETAIL SECURITIZATION BREAK-EVEN ANALYSIS Illustration: Approximate Break-Even Cumulative Net Loss for 2012-D* * S&P 2012-D Pre-Sale Report Break-Even for 2012-D Compared With Historical Pool Losses 0% 2% 4% 6% 8% 10% 12% 18% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 63

ORIGINATIONS, SERVICING AND RISK MANAGEMENT

FORD CREDIT ORIGINATION STRATEGY Segment credit applicants and price appropriately to manage risk Build strong relationships with dealers and support for automotive brands Robust credit evaluation (proprietary scoring models and judgment) and verification process Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT CREDIT RISK SCORING Ford Credit internally develops risk models through statistical analysis of the customer portfolio consisting of millions of contracts originated over decades to identify key variables that predict an applicant’s likelihood to pay: Automotive-specific data (including auto specific FICO®) Ford Credit’s loss experience and internal processes Expertise of highly competent internal analytics team Before the credit risk scoring model is applied, applicants are classified into various categories that determine which scorecard is used including: Customer (consumer, commercial) Credit bureau attributes (FICO®) Product (retail, lease) Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables Adjustments to the scorecards are implemented to react quickly to portfolio performance shifts Scorecard generates a Probability of Payment (POP) score for every application

FORD CREDIT PROPRIETARY ORIGINATIONS SCORING MODEL How does POP enhance credit bureau data? Credit bureau data represents only one bureau POP adds to credit bureau data, an evaluation of: Financing product (retail, lease) Customer characteristics (payment-to-income) Contract characteristics (loan-to-value, term, payment) Employs knowledge-based system concepts to enhance the predictive power of credit bureau and application data The combination of credit bureau data, these characteristics and concepts add to the effectiveness of POP as a predictive scoring tool

PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit uses web-based origination policies and procedures to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts and are used to manage the overall portfolio Risk factor guidelines provide a framework of credit application evaluation criteria, including but not limited to, loan to value and payment to income Procedures are in place for determination and verification of income, employment and residency Management review Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center level Risk model POP performance reports These Capabilities Enable Early Detection Of Portfolio Performance At The Dealer, Region, Business Center And Country Level

FORD CREDIT SERVICING STRATEGY Ford Credit is a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within purchase expectations over the life of the contract Customer and dealer satisfaction are critical Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT SERVICING STRATEGY Ford Credit uses behavioral scorecards to identify predictors and calculate probability of default Factors used in the behavioral scoring models include origination characteristics and scores, updated credit bureau information, and customer history variables, such as payment patterns Probability of Default is the primary driver in determining risk category, which establishes: Assignment timing Follow-up intensity Assignment transfers within the collections area from early stage delinquency, which includes account maintenance, to late stage delinquency, which focuses on loss prevention Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables

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